Exhibit 9

SECURITIES SALE AND REPURCHASE AGREEMENT

This Securities Sale and Repurchase Agreement dated as of May 30, 2014 is between Cactus Holding Company II, LLC having an address of P.O. Box 1397, Tolleson, AZ 85353 ("Seller") and Citigroup Global Markets Limited ("Buyer"), represented by Citigroup Global Markets Inc. as its agent ("Agent") (Buyer and Seller may each be referred to as a "Party" and both together as "Parties").

WITNESSETH

WHEREAS, the Parties hereto wish to enter into a transaction (a "Transaction") in which Seller agrees to transfer and Buyer agrees to accept transfer of certain Assets for the Purchase Price and, simultaneously therewith, Buyer agrees to transfer back to Seller such Assets at a date certain or on demand (in exchange for the payment by Seller to Buyer of the Repurchase Price) against the transfer of funds by Seller to Buyer, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

SECTION 1
DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

"Affiliate" shall mean, in relation to any Person, any entity controlled, directly or indirectly, by the Person, any entity that controls, directly or indirectly, the Person or any entity directly or indirectly under common control with the Person. For this purpose, "control" of any entity or Person means ownership of a majority of the voting power of the entity or Person; provided that Swift shall not be considered an Affiliate of Seller or M Capital.

"Agreement" shall mean this Securities Sale and Repurchase Agreement, as amended, modified or supplemented from time to time.

"Approved Exchange" shall mean the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market.

"Assets" shall mean (i) the Purchased Shares delivered to Buyer in accordance with Section 2.4 and all instruments, securities or other property resulting from a split-up, revision, reclassification, merger, recapitalization, reorganization or other corporate event affecting the Purchased Shares, or otherwise received in exchange therefor, and all proceeds of the foregoing, in each case other than cash Dividends or (ii) Identical Assets.

"Change in Assets" shall mean (i) the announcement of an intention to enter into a transaction that, if consummated, would constitute a Merger Event or a Tender Offer (each as defined in the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc.) with respect to any of the Assets or (ii) any of the Assets is not or ceases to be listed and traded on an Approved Exchange.

"Clearance System" shall mean, in respect of the Common Stock, The Depository Trust Company (or any successor thereto) and, in respect of any other Asset, the principal domestic clearance system customarily used for settling trades in the relevant Asset on the relevant date, as determined by Buyer and notified to Seller.

"Closing Conditions" shall mean the conditions set forth under Section 8.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Class B Stock" shall mean the Class B common stock of Swift, par value USD 0.01 per share.

"Common Stock" shall mean the Class A common stock of Swift, par value USD 0.01 per share (NYSE Symbol – SWFT).

"Delivery versus Payment" ("DVP") shall mean that the payment for securities is simultaneous with delivery.

"Dividends" shall have the meaning ascribed to it in Section 3.3(a).

"Event of Default" shall mean, with respect to Seller, any of the events specified in Section 9.1 hereof and, with respect to Buyer, any of the events specified in Section 9.2 hereof.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exchange Business Day" shall mean any day that is a trading day on an Approved Exchange that is the primary exchange where the relevant Asset trades on a regular basis, as determined by Buyer.

"Fair Market Value" ("FMV") shall mean, with respect to any Exchange Business Day, (i) with respect to Common Stock or other Assets listed and traded on an Approved Exchange, the product of (A) the closing price per share or other asset at the end of the regular trading session of the Approved Exchange on such Exchange Business Day, as disseminated by such Approved Exchange (or, if there is no such closing price, the value as determined by Buyer in good faith and in a commercially reasonable manner) and (B) the number of shares of Common Stock or units of other asset comprised in the Assets, or (ii) with respect to any Assets not listed and traded on an Approved Exchange, the value of such Assets, as determined by Buyer in good faith and in a commercially reasonable manner.

"Final Delivery Date" shall mean June 30, 2014.

"First Closing A Shares" shall mean 479,522 shares of Common Stock.

"First Closing B Shares" shall mean 1,450,000 shares of Class B Stock.

"First Closing Date" shall mean May 30, 2014.

"First Payment Amount" shall mean USD 34,076,274.63.

"FRB" shall mean the Board of Governors of the Federal Reserve System of the United States.

"Identical Assets" shall mean instruments, securities or other property of the same class and issue as the Assets described in clause (i) of the definition thereof.

"Issuer Acknowledgment" shall have the meaning ascribed to it in Section 8.1(e).

"Letter Agreement" shall have the meaning ascribed to it in Section 8.1(c).

"Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

"Margin Stock" shall have the meaning ascribed to it in Regulation U of the FRB, 12 CFR Part 221.

"Material Adverse Effect" shall mean a material adverse effect on (a) the business, operating or financial condition of Seller or any other party to a Transaction Document (other than Buyer or Buyer's Affiliates), (b) the validity or enforceability of this Agreement or any other Transaction Document, (c) the ability of Seller or any other party to a Transaction Document (other than Buyer or Buyer's Affiliates) to perform its obligations under any Transaction Document, or (d) the ability of Buyer to exercise its remedies at the times and in the manner contemplated under the Transaction Documents.

"Maximum Assets Value" shall have the meaning ascribed to it in Section 4.2(a).

"M Capital" shall mean M Capital Group Investors II, LLC.

"Members" shall have the meaning ascribed to it in Section 7.5(a).

"Obligations" shall mean all obligations, covenants, duties and liabilities of a Party to the other Party of every kind, nature and description, present or future, direct or indirect, arising out of the Transaction Documents, including (i) the payment of the Repurchase Price by Seller to Buyer under the terms of this Agreement and the payment and performance in full when due of all other liabilities and obligations of Seller to Buyer under this Agreement and the other Transaction Documents, (ii) the return of the Assets by Buyer in accordance with the terms hereof, and (iii) the observance and performance by each Party of such Party's obligations to be observed and performed by it hereunder or thereunder.

"Operating Agreement" shall have the meaning ascribed to it in Section 7.5(a).

"Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

"Pledge Agreement" shall have the meaning ascribed to it in Section 8.1(d).

"Price Differential" shall have the meaning ascribed to it in Section 2.2(b).

"Price Differential Payment Date" shall mean the Termination Date and each August 30, November 30, February 28 and May 30 of each calendar year prior to the Termination Date (or, in each case if such date is not a business day in New York City, the next following day that is a business day in New York City).

"Pricing Rate" shall mean (i) until the Price Differential Payment Date in May 30, 2015, three and four-tenths percent (3.40%) per annum and (ii) thereafter, three percent (3.00%) per annum.

"Purchase Price" shall mean, initially, the sum of the First Payment Amount and the Second Payment Amount and, thereafter, such sum decreased by the amount of any cash in USD transferred by Seller to Buyer under Section 4.2(a) and increased by the amount of any cash in USD transferred by Buyer to Seller under Section 4.2(b).

"Purchased Shares" shall mean the First Closing A Shares, the First Closing B Shares and the Second Closing Shares (and all instruments, securities or other property resulting from a split-up, revision, reclassification, merger, recapitalization, reorganization or other corporate event affecting the Purchased Shares or otherwise received in exchange therefor, and all proceeds thereof).

"Repurchase Price" shall have the meaning ascribed to it in Section 2.5.

"Second Closing Date" shall mean the New York City business day following the date that Seller delivers to Buyer the Second Closing Shares in accordance with Section 2.4(c).

"Second Closing Shares" shall mean 4,831,878 shares of Common Stock.

"Second Payment Amount" shall mean USD 50,407,418.37.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Swift" shall mean Swift Transportation Company.

"Termination Date" shall mean the earliest of (i) if Seller has not completed delivery of all the Purchased Shares in accordance with Section 2.4 on or prior to the Final Delivery Date, the New York City business day immediately following the Final Delivery Date, (ii) if the trading price per share of Common Stock at any time, on or after the date of this Agreement and before Seller completes delivery of all the Purchased Shares in accordance with Section 2.4, is less than or equal to USD 16.00 (clause (ii), as adjusted by Buyer to account for a split-up, revision, reclassification, merger, recapitalization, reorganization or other corporate event affecting, or dividend or distribution on, the Common Stock or the Class B Stock or the proceeds thereof), the fifth New York City business day immediately following the date such trading price occurs, (iii) any Early Repurchase Date (as defined in Section 2.8(a)), (iv) any Acceleration Date (as defined in Section 10.1(a)), (v) any deemed Termination Date occurring in accordance with Section 9.3(a), and (vi) May 30, 2016 (or, in each case if such date is not a business day in New York City, the next following day that is a business day in New York City).

"Transaction" shall have the meaning ascribed to it in the recitals.

"Transaction Documents" shall mean collectively, this Agreement, the Pledge Agreement, the Issuer Acknowledgment, the Letter Agreements, and any other agreements, documents, instruments, exhibits or statements delivered in connection with the Transaction.

"Uniform Commercial Code" shall mean the Uniform Commercial Code as adopted and in effect from time to time in the State of New York.

"USD" shall mean United States Dollars.

"Valuation Event" shall mean that on any date, on or after the date that Seller completes delivery to Buyer of all the Purchased Shares in accordance with Section 2.4 and on or prior to the Termination Date, the Repurchase Price as of such day is equal to or greater than the Maximum Assets Value.

"Valuation Event Assets" shall have the meaning ascribed to it in Section 4.2.

1.2           Use of Defined Terms.  All terms defined herein shall have their defined meanings when used (without repeating the definition) in this Agreement or any other documents made or delivered in conjunction with this Agreement.

1.3           Buyer's Discretion.  Buyer has the sole discretion and right to elect to not proceed with the Transaction with Seller at any time up until the satisfaction of the Closing Conditions.

SECTION 2
TERMS OF TRANSACTION

2.1           Purchase Price.  Subject to the terms and conditions hereof, Buyer agrees to pay Seller the Purchase Price for the Purchased Shares.

2.2           Price Differential.

(a)           Seller shall pay to Buyer the Price Differential on each Price Differential Payment Date.

(b)           "Price Differential" shall mean the aggregate amount obtained by daily application of the applicable Pricing Rate to the Purchase Price as of the date of determination on a 360 day-per-year basis for the actual number of days commencing on (and including) the date on which Buyer pays to or for the account of Seller the First Payment Amount and ending on (but excluding) the date of determination, reduced by an amount of such Price Differential previously paid by Seller to Buyer.

(c)           Any Price Differential payment not paid when due shall bear a default rate of the then-Pricing Rate plus two percent (2%) per annum on any overdue amounts until so paid.

2.3           [Reserved].

2.4           Closing.

(a)           Subject to the terms and conditions hereof, Buyer shall pay the First Payment Amount on the First Closing Date to the following account:

Bank/Institution Name:	State Street Bank
ABA Routing Number:	011000028
Account Number:	0041178
Account Name:	Deutsche Bank Trust Co. Americas
FBO:	Equities First Holdings LLC/# 630841

(b)           Prior to Buyer's payment on the First Closing Date:

(i)           Seller shall deliver or cause to be delivered the First Closing A Shares in book-entry form to Buyer at the following account:

DTC Participant Name:	Citigroup Inc.
DTC Participant #:	0418
Account #:	768-08121-2-5
Account Name:	Citigroup Global Markets Inc.

 (ii)         Seller shall deliver or cause to be delivered the First Closing B Shares, accompanied by stock powers properly completed and duly executed by Seller, as the holder of such First Closing B Shares then-registered in the books and records of Swift, to Buyer by hand to the following contact:

Dustin Sheppard
Equity Derivative Middle Office
390 Greenwich Street, 3rd Floor
New York, NY 10011

(c)           Promptly following Buyer's payment of the First Payment Amount (but in no event later than the Final Delivery Date), Seller shall deliver or cause to be delivered the Second Closing Shares in book-entry form to Buyer at the following account:

DTC Participant Name:	Citigroup Global Markets Inc.
DTC Participant #:	0274
Account #:	To be provided.
Account Name:	To be provided.

(d)           Subject to the terms and conditions hereof, following Buyer's receipt of all the Purchased Shares, Buyer shall pay the Second Payment Amount on the Second Closing Date to the following account:

Bank/Institution Name:	Arizona Business Bank
ABA Routing Number:	122105540
Account Number:	3417077
Account Name:	Cactus Holding Company II, LLC

2.5           Term of Transaction and Termination Date.  On the Termination Date, Seller shall be obligated to pay to Buyer the Purchase Price together with any accrued and unpaid Price Differential (the "Repurchase Price") and repurchase the Assets in accordance with Section 2.7.

2.6           Application of Payments.  Any funds received as payment from or on behalf of Seller (whether pursuant to any of the terms and provisions of the Transaction Documents or otherwise), shall be applied by Buyer to the following items in the following manner:

(i)	first, to the payment of any fees due under the Transaction Documents;

(ii)	second, to the payment of any accrued and unpaid Price Differential; and

(iii)	third, to the payment of the outstanding Repurchase Price, in each case subject to the conditions set forth below.

Notwithstanding anything to the contrary herein, Seller agrees that, to the extent Buyer sells the Assets during the term of the Transaction, Buyer shall have no obligation to apply the proceeds of that sale to the Repurchase Price, the Uniform Commercial Code § 9-207 shall have no application to this transaction or effect on this Agreement, and funds received in respect of the sale shall not reduce the Repurchase Price or any other Obligations of Seller.

2.7           Payment of Repurchase Price on Termination Date.  Seller shall be obligated on a full recourse basis to repurchase the Assets on the Termination Date by paying the Repurchase Price on the Termination Date; provided that, if Buyer has not paid Seller the Second Payment Amount on or before such Termination Date, then the Repurchase Price payable by Seller shall be reduced by the Second Payment Amount.  Any Repurchase Price payment not paid when due shall bear a default rate of the then-Pricing Rate plus two percent (2%) per annum on any overdue amounts until so paid.

2.8           Early Repurchase.

(a)           So long as no Event of Default with respect to Seller (and no event that, with the giving of notice, the passage of time, or both, would constitute such an Event of Default) shall exist and be continuing, Seller shall have the right to accelerate the Termination Date upon five (5) Exchange Business Days' notice to Buyer by notifying Buyer of the Exchange Business Day on which such accelerated Termination Date shall occur, which date shall not be earlier than the fifth (5th) Exchange Business Day following receipt of such notice by Buyer (hereinafter referred to as, the "Early Repurchase Notice", and the Exchange Business Day so designated by Seller shall be hereinafter referred to as the "Early Repurchase Date").

(b)           The Early Repurchase Notice shall be irrevocable upon receipt by Buyer.  Seller shall then be obligated to pay the Repurchase Price no later than the Early Repurchase Date, subject to the same requirements as if such Early Repurchase Date were the Termination Date.  If Seller fails to timely pay the Repurchase Price, Buyer shall have no obligation to return the Assets.  The Parties agree there shall be no fee, charge, cost or diminution in the opportunity for gain or loss imposed on Seller as a result of an acceleration of the Termination Date pursuant to this Section 2.8 and no Price Differential shall accrue or be payable following payment in full of the Repurchase Price.

2.9           Repurchase of the Assets.

(a)           On the Termination Date, Buyer shall assign all right, title, ownership and interest in the Assets to Seller and deliver the Assets, without recourse or warranty, at the sole expense of Buyer against payment of the Repurchase Price, on a Delivery versus Payment basis through the facilities of the Clearance System.  Buyer's Clearance System account information is provided in Section 2.4(c) and Seller's Clearance System account information is provided below.

DTC Participant Name:	Raymond James
DTC Participant #:	0725
Account #:	15592044
Account Name:	Cactus Holding Company II, LLC

If Seller properly tenders the Repurchase Price to Buyer through the Clearance System on the Termination Date and Buyer does not deliver the Assets in accordance with this Section 2.9, Buyer shall pay Seller a default rate of the then-Pricing Rate plus two percent (2%) per annum on the FMV of any overdue deliveries until so delivered, it being understood that the Parties shall effect any late deliveries on a Delivery versus Payment basis.  In addition, if (i) Buyer does not deliver the Assets in accordance with this Section 2.9, (ii) such failure continues for three (3) Exchange Business Days following the Termination Date, and (iii) Seller has properly tendered the Repurchase Price to Buyer through the Clearance System on each day on which Buyer notifies Seller of its intention to deliver such Assets, Buyer shall pay Seller an amount (to the extent a positive number) equal to the FMV of any overdue deliveries on the date such deliveries are due minus the FMV of such overdue deliveries on the date such deliveries are delivered.

(b)           This Agreement shall terminate when all of Seller's Obligations have been paid in full and Buyer has returned the Assets; provided, however, that this Agreement shall be reinstated if any payment in respect of Seller's Obligations is rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be restored or returned by Buyer for any reason, including without limitation by reason of the insolvency or bankruptcy of Seller or any other Person.

SECTION 3
NATURE OF TRANSACTION

3.1           [Reserved].

3.2           Opportunity for Gain or Loss.  As a result of this Agreement, and specifically Sections 2.8, 2.9, 9.3(b) and 9.4, Seller has no diminution in the opportunity for gain or loss with respect to the Assets.

3.3           Dividends, Interest and Any Other Distributions.

(a)           So long as no Event of Default with respect to Seller (and no event that, with the giving of notice, the passage of time, or both, would constitute such an Event of Default) shall exist and be continuing, Seller shall be entitled to receive all distributions, including interests, dividends and other distributions, made on or in respect of the Assets (the "Dividends") to the full extent it would be so entitled if the Purchased Shares had not been transferred to Buyer.

(b)           Cash Dividends paid or distributed on or in respect of the Assets, which Seller is entitled to receive pursuant to clause (a) of this Section, shall be applied to Seller's Obligations in accordance with Section 2.6.  Non-cash Dividends distributed on or in respect of the Assets shall be added to the Assets on the date of distribution and shall be considered such for all purposes, subject to Buyer's obligation to deliver the Assets to Seller pursuant to Section 2.9.

3.4           Tax Treatment.  Sections 3.2 and 3.3 (and the sections referenced therein) are intended to comply with Code Section 1058(b) and shall be interpreted consistently therewith.  The Parties agree to treat the delivery pursuant to Section 2.4 as a non-taxable securities loan of such Assets by Seller to Buyer under Code Section 1058 and shall report in a manner consistent with such treatment for all U.S. federal and state income tax purposes.

3.5           Voting.  Seller recognizes that Buyer shall have the right, in its sole discretion, to vote, or to provide any consent or to take any similar action with regard to the Purchased Shares or other Assets during the term of the Transaction to the extent the Purchased Shares or other Assets continue to be held by Buyer.

SECTION 4
TRANSFER

4.1           Transfer by Seller.  Subject to its repurchase obligation, Seller hereby transfers to Buyer all right, title, ownership and interest in the Assets.

4.2           Covenant Regarding Assets Value.

(a)           Seller covenants that, at all times after the date Seller completes delivery to Buyer of all the Purchased Shares in accordance with Section 2.4, the Repurchase Price shall be less than 62.5% of the aggregate Fair Market Value of the Assets ("Maximum Assets Value").  If a Valuation Event occurs, Buyer shall provide written notice of such event to Seller.  Upon effectiveness of such written notice, Seller shall transfer to Buyer cash in USD (the "Valuation Event Assets") in an amount necessary for the Repurchase Price not to exceed 55% of the aggregate Fair Market Value of the Assets, by 5:00 p.m. New York City time on the second Exchange Business Day after effectiveness of Buyer's written notice of such Valuation Event.  Seller may from time to time, with reasonable prior notice to Buyer, transfer to Buyer cash in USD in amounts not less than USD 1,000,000 and integral multiples thereof (the "Valuation Additional Assets").  All Valuation Event Assets and Valuation Additional Assets shall reduce the Purchase Price in accordance with the definition thereof.

(b)           If at any time the Repurchase Price shall be less than 55% of the aggregate Fair Market Value of the Assets and no Event of Default with respect to Seller (and no event that, with the giving of notice, the passage of time, or both, would constitute such an Event of Default) shall exist and be continuing, Seller may by written notice to Buyer request that Buyer transfer cash in USD to Seller in an amount (rounded down to the nearest USD 250,000) equal to the lesser of (i) the aggregate Valuation Additional Assets transferred by Seller to Buyer pursuant to Section 4.2(a), reduced by the aggregate amounts previously transferred by Buyer to Seller pursuant to this Section 4.2(b) and (ii) the amount, following which, the Repurchase Price would exactly equal 55% of the aggregate Fair Market Value of the Assets.  Buyer shall make any such transfer by 5:00 p.m. New York City time on the second New York City business day after the date Buyer receives such written notice, to the account specified in Section 2.4(a).  The amounts transferred by Buyer under this Section 4.2(b) shall increase the Purchase Price in accordance with the definition thereof.

4.3           Matters relating to Agent.  Agent is acting as agent for Buyer in connection with this Agreement. As such all delivery of funds, assets, notices, demands and communications of any kind relating to this Agreement between Buyer and Seller shall be transmitted exclusively through Agent.   Agent has no obligation by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either Party under this Agreement.

4.4           Actions By Buyer Related to Assets.  Seller  acknowledges and agrees that Buyer may take any and all actions with respect to the Assets as Buyer, in its sole and absolute discretion, may deem to be advisable, including, without limitation, selling, buying, or entering into repurchase transactions with some or all of the Assets during the term of this Agreement, utilizing the Assets as a part of hedging transactions, transferring the Assets within or among one or more depositary accounts, creating and trading derivative instruments that are backed, in whole or in part, by the Assets, and pledging or hypothecating the Assets, including in respect of loans or other extensions of credit to Buyer that may be in amounts greater than the Assets Buyer is entitled to hereunder and that may extend past the Termination Date. Buyer is under no obligation to sequester, hold, retain or escrow the Assets in any manner, nor keep the Assets apart from any other assets of Buyer, and Buyer may combine the Assets, in whole or in part, with any other assets.  Any such sale or other disposition of any Assets shall be deemed to be commercially reasonable, fully authorized and approved by Seller pursuant to the Transaction Documents.  It is further agreed that Buyer is not required to apply the proceeds of the sale of any Assets that may occur during the term of the Transaction to reduce the Repurchase Price or any other Obligations owed by Seller and any such sale does not discharge the liability of Seller in any way.

4.5           Rights Under Uniform Commercial Code.  Although the Parties intend that, except for U.S. federal and state income tax purposes (as provided in Section 3.4), all Transactions hereunder be sales and purchases and not loans, in the event the Transaction is deemed to be a loan, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its Obligations and shall be deemed to have granted to Buyer a security interest in all of the Assets and any cash Dividends or other proceeds thereof with all the rights and remedies of a secured party under the Uniform Commercial Code.  In accordance with the foregoing, Buyer shall have the right in its sole discretion to determine which rights, security, Liens, guaranties or remedies it shall retain, pursue, release, subordinate, modify or enforce, without in any way modifying, affecting or diminishing any such right or any of Buyer's other rights and remedies hereunder.

4.6           Reregistration of Class B Shares.  Upon receipt of the First Closing B Shares, Buyer shall promptly request that Swift issue or cause to be issued certificates for Common Stock in the name of Buyer and deliver such certificates to Buyer (or its designee identified in the notice) for an equal number of duly authorized, fully paid and non-assessable shares of Common Stock.  Seller agrees that, at any time and from time to time, at the expense of Seller, it will promptly execute and deliver all further documents, opinions or instruments, and take all further action, that may be necessary or advisable, or that Buyer may reasonably request, in order to effectuate the reregistration of the First Closing B Shares.

SECTION 5
REPRESENTATIONS

5.1           Statements as to Knowledge.  Any statements, representations or warranties which are based upon the knowledge of Seller shall be deemed to have been made after due inquiry with respect to the matter in question but without Seller being required to seek an opinion of counsel with respect thereto, except as otherwise provided herein.

5.2           Mutual Representations.  Each Party represents and warrants on the date of this Agreement, on the First Closing Date, on each date Seller delivers to Buyer the Purchased Shares, Valuation Event Assets or Valuation Additional Assets, on the Second Closing Date, and on any date Seller delivers an Early Repurchase Notice that:

(a)           It is duly authorized to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to enter into the transactions contemplated hereunder and thereunder  and to perform its obligations hereunder and thereunder and has taken all necessary corporate or limited liability company, as applicable, action to authorize such execution, delivery and performance;

(b)           The Person signing this Agreement and the other Transaction Documents to which it is a party on behalf of such Party is, and any Person representing such Party in entering into any Transaction Document will be, duly authorized to do so on its behalf;

(c)           It has obtained all authorizations of any government, agency, regulatory body, or court that such Party is required to obtain in order to enter into the Transaction Documents or to perform its Obligations thereunder and such authorizations are in full force and effect;

(d)           The execution, delivery and performance of the Transaction Documents and the transactions contemplated hereunder and thereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected;

(e)           There exists no judgment, order, injunction or other restraint issued or filed which prohibits the making of the transaction or the consummation of the other transactions contemplated under the Transaction Documents, and no action, suit, litigation or similar proceeding at law or in equity by or before any court, governmental authority, regulatory body, or agency exists or is threatened with respect to the transactions contemplated thereby;

(f)           The obligations of such Party under this Agreement and the other Transaction Documents to which it is a party constitute such Party's legal, valid and binding obligations, enforceable in accordance with their respective terms subject to the applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(g)           At the time of transfer to the other Party of any Common Stock, Class B Stock or other Assets, it will have the full and unqualified right to make such transfer and that upon the transfer of such Common Stock, Class B Stock or other Assets, the other Party will receive all right, title and interest thereto free of any Liens.

SECTION 6
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date of this Agreement, the First Closing Date, and the Second Closing Date that:

6.1           Own Account.  Other than for U.S. federal and state income tax purposes (as provided in Section 3.4), Buyer is acquiring the Purchased Shares as principal for its own account and not with a view to or for distributing or reselling such Purchased Shares, any other Assets or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any Assets in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Assets in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Buyer's right to sell the Assets nor to enter into any transaction described under Section 4.4 with respect to the Assets in compliance with applicable federal and state securities law).

6.2           Status of Buyer.  At the time Buyer is offered the Purchased Shares, it was, and as the date hereof it is, either: (i) an "accredited investor" as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), or (a)(8) under the Securities Act, or (ii) a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act.

6.3           Experience of Such Purchase.  Buyer has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Assets, and Buyer has so evaluated the merits and risks of such investment.  Buyer is able to bear the economic risk of an investment in the Assets and, at the present time, is able to afford a complete loss of such investment.

SECTION 7
ADDITIONAL REPRESENTATIONS, WARRANTIES
AND COVENANTS OF SELLER

Seller represents and warrants to Buyer, and agrees with Buyer, as of the date of this Agreement, the First Closing Date, the Second Closing Date, each date Seller delivers to Buyer the Purchased Shares, Valuation Event Assets or Valuation Additional Assets, and any date Seller delivers an Early Repurchase Notice that:

7.1           SEC Documents.  Seller has filed and will file in connection with this Agreement and the Transaction hereunder all reports, schedules, forms, statements and other documents required to be filed by it, if any, with the SEC pursuant to the reporting requirements of the Exchange Act.  Except for routine correspondence, such as comment letters and notices of effectiveness in connection with previously filed statements or periodic reports publicly available on EDGAR, to Seller's knowledge, neither Seller nor any of its Affiliates are presently the subject of any inquiry, investigation or action by the SEC.

7.2           Acknowledgement Regarding Buyer's Status.  Seller acknowledges and agrees that Buyer is acting solely in the capacity of an arm's length counterparty with respect to the Agreement and the transactions contemplated hereby.  Seller further acknowledges that neither Buyer nor Agent is acting as a financial advisor or fiduciary of Seller (or in any similar capacity) with respect to the Agreement and the transactions contemplated hereby.  Seller further represents to Buyer that Seller's decision to enter into the Agreement has been based solely on the independent evaluation by Seller and its representatives and advisors.  Seller understands that no obligations of Buyer to Seller hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Buyer or any governmental agency.

7.3           Not a Purpose Loan.  Seller has not and will not use any part of the proceeds (a) for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock within the meaning of Regulation U of the FRB, (b) for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the FRB, or (c) to make any contribution, loan, purchase of equity or other payment to, from or for the benefit of Swift, including the transfer of the Purchase Price to Swift.

7.4           Solvency.  Upon the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, (A) the fair value of the property of Seller will be greater than the total amount of liabilities, including contingent liabilities, of Seller; (B) the present fair salable value of the assets of Seller will not be less than the amount that will be required to pay the probable liability of Seller on its debts as they become absolute and matured; (C) Seller does not intend to incur, and does not believe it will incur, debts or liabilities beyond the ability of Seller to pay such debts and liabilities as they mature; and (D) Seller will not be engaged in business or a transaction, and will not be about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital.

7.5           Seller's Status.

(a)           Exhibit A to the Operating Agreement for Cactus Holding Company II, LLC, an Alaska limited liability company, entered into and effective as of January 11, 2011 (the "Operating Agreement") by and between Seller, the manager and the members who are party thereto (the "Members") and provided to Buyer describes the membership and the percentage ownership of such members in Seller and is true, complete and accurate on the date of this representation and any date any necessary action was taken to authorize the execution, delivery and performance of this Agreement.

(b)           The Jerry and Vickie Moyes Family Trust (the "JVM Trust") has been duly appointed to act as the sole manager of Seller in accordance with the Operating Agreement.

(c)           Seller will promptly notify Buyer if, after the date hereof, (i) any "Withdrawal Event" (as defined under the Operating Agreement) occurs, (ii) a manager of Seller resigns, or has been removed or a new manager of Seller has been appointed, or there is any vacancy in the position of manager, including without limitation as a result of the termination of the JVM Trust, or (iii) any trustee of the JVM Trust or any other manager (that is formed as a trust) resigns or is removed or a new trustee of such trust is appointed or there is any vacancy occurring for any reason in the position of trustee of such trust.

(d)           Seller will take all reasonable steps to continue its identity as a separate legal entity and to make it apparent to any third Person (including the Members' creditors) that Seller is an entity with assets and liabilities distinct from those of its Members and that Seller is not identical with its Members or any other Person.  Without limiting the generality of the foregoing, Seller will (i) conduct its business in its own name and comply in all respects with the requirements and limitations of its corporate powers set forth in the Operating Agreement and all organizational formalities necessary to maintain its separate existence; (ii) not incur, create or assume any indebtedness in respect of borrowed money (including repurchase obligations under sale and repurchase agreements) in excess of an amount equal to seventy percent (70%) of the Fair Market Value of all Common Stock and Class B Stock held by Seller (or subject to Seller's repurchase obligation), it being understood that each share of Class B Stock shall be deemed to have a Fair Market Value equal to the Fair Market Value of one share of Common Stock, as determined in accordance with the definition of Fair Market Value; (iii) continue to be validly existing as a limited liability company in good standing under the laws of Alaska; (iv) not, to the fullest extent permitted by law, take any action within its control to dissolve, liquidate, consolidate, merge, transfer ownership of its interests or sell substantially all its assets; (v) not commingle its funds and assets with those of any of its Members; (vi) not enter into any business transaction with any of its Members or Swift; (vii) notify Buyer if any material amendment, alteration, or change is made to the Operating Agreement; (viii) correct any known misunderstanding regarding its separate identity; (ix) pay from its own assets all obligations of any kind incurred by Seller including the salaries of its own employees, agents and manager; (x) maintain financial statements and reports, corporate records, books of account, stationery, invoices and business forms separate from those of any other Person or Member and (xi) file its own tax returns and perform tax reporting as may be required under applicable law.  Neither Seller, on the one hand, nor any of its Members, on the other hand, will (1) guarantee the debts or obligations of the other, except on arm's length terms (it being understood that, in respect of such a guarantee by a Member, the benefit to such Member via its ownership of Seller constitutes arm's length consideration for such guarantee), (2) pledge, grant a security interest in, or lien upon, its assets for the benefit of the other, except on arm's length terms (it being understood that, in respect of such a pledge, grant or lien by a Member, the benefit to such Member via its ownership of Seller constitutes arm's length consideration for such pledge, grant or lien), or (3) be responsible, or hold itself out to be responsible, for the debts or obligations of the other or the decisions or actions respecting the daily business and affairs of the other (other than the performance of the JVM Trust's role as manager of Seller).

7.6           Not Restricted Securities.  The Second Closing Shares were not, immediately prior to delivery to Buyer, "restricted securities" within the meaning of Rule 144 under the Securities Act.  Seller's holding period under Rule 144 under the Securities Act with respect to the First Closing A Shares and the First Closing B Shares exceeded one year as of the date of this Agreement.  The Parties acknowledge that Seller makes no representation regarding whether the Purchased Shares are "restricted securities," within the meaning of Rule 144 under the Securities Act, after the Purchased Shares are delivered to Buyer.

7.7           Seller's Financial Statements.  Seller has furnished to Buyer financial statements of Seller dated as of and for the period ended April 30, 2014 (which includes a balance sheet, a market value-adjusted balance sheet, and an income statement), and Seller agrees to provide to Buyer updated financial statements as of and for the period ended April 30 of each subsequent calendar year, by May 31 of such calendar year.  Seller's financial statements or similar documents previously or hereafter provided to Buyer are true and correct in all material respects, have been prepared on a consistent basis, and fairly present the financial condition of Seller as of, and for the period ended, the date thereof, and no material adverse change has occurred with respect to the financial condition of Seller since the date thereof.  Any information provided by Seller to Buyer or any of its Affiliates in connection with this Agreement or any other Transaction Document is correct and complete, and Seller agrees promptly to notify Buyer if there is any material change with respect to any such information.  Notwithstanding the foregoing, the Parties acknowledge that (1) the balance sheet previously provided, and any subsequent balance sheet which states the value of Seller's assets as Seller's tax cost basis therein, may significantly undervalue such assets; (2) any market value-adjusted balance sheet does not include the Seller's deferred tax liability (which would be recognized by Seller's Members); and (3) as of the date hereof, Seller has not historically prepared market value-adjusted balance sheets other than the market value-adjusted balance sheet furnished to Buyer.

SECTION 8
CONDITIONS TO BUYER'S OBLIGATIONS

The obligations of Buyer under this Agreement are subject to the satisfaction or waiver by Buyer of the following conditions (to the satisfaction of Buyer):

8.1           First Closing Date Conditions.  With respect to the First Closing Date:

(a)           The representations and warranties of Seller and each other party to the Transaction Documents (other than Buyer and Buyer's Affiliates) in this Agreement and each other Transaction Document shall be true and correct as of the First Closing Date;

(b)           Seller and each other party to the Transaction Documents (other than Buyer and Buyer's Affiliates) shall have performed all of the covenants and obligations to be performed by such Person on or prior to the First Closing Date under this Agreement and each other Transaction Document, including the deliveries of the First Closing A Shares and the First Closing B Shares in accordance with Section 2.4(b);

(c)           Seller shall have caused each Member and the manager of Seller and each member and the manager of M Capital to deliver to Buyer letter agreements in form and substance satisfactory to Buyer (as amended, modified, supplemented, replaced or restated, each, a "Letter Agreement");

(d)           Seller shall have caused M Capital to have (i) entered into a security arrangement with Buyer (or amended an existing security arrangement to include Buyer) (as amended, modified, supplemented, replaced or restated, the "Pledge Agreement"), together with any ancillary agreements or documents, each in form and substance satisfactory to Buyer, granting Buyer a security interest in all of M Capital's rights with respect to the Collateral (as defined in the Pledge Agreement) to secure Seller's Obligations and (ii) have received a waiver with respect to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions, dated as of October 29, 2013 between Citibank, N.A. and M Capital, and related documents, in form and substance satisfactory to Buyer;

(e)           Seller shall have caused the Issuer to deliver an acknowledgment with respect to this Agreement in form and substance satisfactory to Buyer (as amended, modified, supplemented, replaced or restated, the "Issuer Acknowledgment");

(f)           Seller shall have provided to Buyer a completed and signed Internal Revenue Service Form W-9 (or, upon the request of Buyer, a revised or successor form) and any required attachment thereto;

(g)           Seller shall have provided to Buyer an opinion of (i) Paul Hastings LLP, New York counsel to Seller and M Capital, (ii) Paul Hastings LLP, Delaware counsel to M Capital, and (iii) Barnes & Thornburg LLP, counsel to Seller, each Member and each member of M Capital, each in form and substance satisfactory to Buyer;

(h)           Seller shall have provided to Buyer certificates of the manager of Seller and M Capital, in form and substance satisfactory to Buyer, (i) certifying the names and true signatures of the manager or members of Seller or M Capital, as applicable, authorized to execute, deliver and perform, as applicable, this Agreement and all other Transaction Documents to be delivered by it and (ii) attaching copies of the Operating Agreement, all documents evidencing all necessary corporate action, and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, (iii) either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by Seller or M Capital, as applicable, and the validity against Seller or M Capital, as applicable, of the Transaction Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and (iv) certifying (A) that the conditions specified in Sections 8.01(a) and (b) have been satisfied as of the First Closing Date, and (B) that there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(i)           No Event of Default shall exist, or would result from the payment of the Purchase Price or from the application of the proceeds thereof;

(j)           No Material Adverse Effect shall have occurred since April 30, 2014; and

(k)           Seller shall have provided or caused to be provided such other assurances, certificates, documents, consents or opinions as the Buyer may reasonably require, including, without limitation, appointment of the Process Agent for Seller and M Capital.

8.2           Second Closing Date Conditions.  With respect to the Second Closing Date:

(a)           The First Closing Date shall have occurred;

(b)           The representations and warranties of Seller and each other party to the Transaction Documents (other than Buyer and Buyer's Affiliates) in this Agreement and each other Transaction Document shall be true and correct as of the Second Closing Date;

(c)           Seller and each other party to the Transaction Documents (other than Buyer and Buyer's Affiliates) shall have performed all of the covenants and obligations to be performed by such Person on or prior to the Second Closing Date under this Agreement and each other Transaction Document;

(d)           Seller shall have provided to Buyer certificates of the manager of Seller and M Capital, in form and substance satisfactory to Buyer, (i) either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by Seller or M Capital, as applicable, and the validity against Seller or M Capital, as applicable, of the Transaction Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and (ii) certifying (A) that the conditions specified in Sections 8.02(b) and (c) have been satisfied as of the Second Closing Date, and (B) that there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(e)           No Event of Default shall exist, or would result from the payment of the Purchase Price or from the application of the proceeds thereof;

(f)           No Material Adverse Effect shall have occurred since April 30, 2014;

(g)           Seller shall have completely satisfied its obligations to deliver all the Purchased Shares in accordance with Section 2.4 by the Final Delivery Date; and

(h)           The Second Closing Date shall have occurred by June 30, 2014.

8.3           Legal Matters.  All matters and all documentation and other instruments in connection with the Transaction shall be satisfactory in form and substance to each Party and its counsel, and counsel to each Party shall have received copies of all documents which it may reasonably request in connection with the Transaction.

SECTION 9
EVENTS OF DEFAULT AND REMEDIES

9.1           Seller Events of Default.  An "Event of Default" shall exist with respect to Seller if any one or more of the following shall occur:

(a)           Failure by Seller to (i) pay the Price Differential due within three (3) Exchange Business Days of the relevant Price Differential Payment Date, (ii) pay the amounts in USD when due under Section 4.2(a), (iii) pay the Repurchase Price on a Termination Date described in clause (ii) of the definition of Termination Date within five (5) Exchange Business Days of the relevant Termination Date, (iv) pay the Repurchase Price on a Termination Date described in clauses (i) or (iii) through (vi) of the definition of Termination Date, or (v) pay any other payment Obligations hereunder within three (3) Exchange Business Days of the date when due, whether on the original due date, the Termination Date or any earlier date resulting from acceleration or early termination; or

(b)           If any representation or warranty made by Seller or any other Person (other than Buyer or Buyer's Affiliates) in this Agreement or any other Transaction Document or in any statement furnished at or in contemplation of the First Closing Date or the Second Closing Date or pursuant to this Agreement or any other Transaction Document shall prove to have been untrue or misleading in any material respect at the time made; or

(c)           Seller or any other Person (other than Buyer or Buyer's Affiliates) fails to perform or observe any covenant or agreement contained in any Transaction Document (other than those referenced in Section 9.1(a)) which is not cured within three (3) Exchange Business Days (for the avoidance of doubt, if Seller fails to deliver the Second Closing Shares by the Final Delivery Date, no Event of Default will result therefrom if Seller pays Buyer the Repurchase Price by the applicable Termination Date in accordance with Section 2.7); or

(d)           a Bankruptcy (as defined in Section 5(a)(vii) of the ISDA 2002 Master Agreement, as published by the International Swaps and Derivatives Association, Inc.) occurs with respect to Seller or any other party to a Transaction Document (other than Buyer or Buyer's Affiliates); or

(e)           This Agreement or the Pledge Agreement shall cease to create at any time and for any reason a valid and perfected first priority security interest (in the case of this Agreement) or a valid and perfected security interest second in priority only to Citibank, N.A.'s security interest (in the case of the Pledge Agreement) in and to the property subject hereto or thereto or the validity or priority of such security interest shall be contested by Seller or by any other Person; or

(f)           Any Transaction Document shall at any time after its execution and delivery for any reason cease to be in full force and effect or shall be declared null or void, or the validity or enforceability thereof shall be contested by Seller or by any other Person; or

(g)           If (i) a default, event of default or other similar condition or event (however described) in respect of Seller or any other party to a Transaction Document (other than Swift, Buyer or Buyer's Affiliates) under one or more agreements or instruments relating to any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money ("Indebtedness") of any of them (individually or collectively) which has resulted in such Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable, or (ii) a default by Seller or any other party to a Transaction Document (other than Swift, Buyer or Buyer's Affiliates) (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period); provided that, in the case of any such condition or event with respect to a party to a Transaction Document other than Seller or M Capital, no Event of Default shall exist if such event or condition is not reasonably expected to have a material adverse effect on the financial condition of such party.

9.2           Buyer Event of Default.  An "Event of Default" shall exist with respect to Buyer if Buyer fails to assign all right, title, ownership and interest in the Assets to Seller before the tenth Exchange Business Day following the date Seller has paid the Repurchase Price in full; provided that no Event of Default (and no event that, with the giving of notice, the passage of time, or both, would constitute such an Event of Default) exists and is continuing with respect to Seller.

9.3           Buyer's Rights Upon Default.

(a)           Acceleration.  Upon the occurrence of an Event of Default described in Section 9.1 which remains uncured Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of any event described in Section 9.1(d)), declare an Event of Default to have occurred, and the Termination Date shall, if it has not already occurred, be deemed to have occurred and the Repurchase Price plus any other Obligations shall be immediately due and payable without notice or demand, presentment, or protest, all of which are hereby expressly waived.  Buyer shall (except upon the occurrence of an event described in Section 9.1(d)) give notice to Seller of the exercise of such option and the deemed Termination Date as promptly as practicable.

(b)           Buyer's Rights and Remedies.  At any time after the occurrence of an Event of Default which remains uncured described in Section 9.1:

(i)           if Buyer exercises or is deemed to have exercised the option referred to in Section 9.3(a), (A) all Dividends paid after such exercise or deemed exercise shall be retained by Buyer and applied to the unpaid Repurchase Price and any other amounts owing by Seller hereunder, (B) Buyer may immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as Buyer may reasonably deem satisfactory, any or all Assets and apply the proceeds thereof to the unpaid Repurchase Price and any other amounts owing by Seller hereunder or (C) Buyer may in its sole discretion elect, in lieu of selling all or a portion of the Assets, to give Seller credit for such Assets in an amount equal to the price of such Assets obtained by Buyer from a generally recognized source, against the aggregate Repurchase Price and any other amounts owing by Seller hereunder;

(ii)           Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses incurred by Buyer in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of this Agreement;

(iii)           to the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer's rights hereunder.  Interest on any sum payable by Seller to Buyer under this Section 9.3(b)(iii) shall, unless otherwise provided in this Agreement, be at a per annum rate equal to the greater of (1) the Pricing Rate plus two percent (2%) and (2) the prime rate of U.S. commercial banks as published in The Wall Street Journal (or if more than one such rate is published, the average of such rates); and

(iv)           Buyer may seek full recourse against Seller and exercise all rights and remedies afforded to it under the Transaction Documents and at law and in equity with respect to Seller's Obligations.  Buyer may proceed with any or all rights, benefits, and remedies which it may have against Seller including asserting any claim or instituting any action or proceeding against Seller, or any representatives, successors, assigns or affiliate of Seller, for any deficiency remaining after collection upon the Assets and any cash Dividends related thereto.

9.4           Seller's Rights Upon Default.  At any time after the occurrence of an Event of Default described in Section 9.2 which remains uncured, Seller may seek full recourse against Buyer and exercise all rights and remedies afforded to it under the Agreement and at law and in equity with respect to Buyer's Obligations. Seller may proceed with any or all rights, benefits and remedies which it may have against Buyer, including asserting any claim or instituting any action or proceeding against Buyer, or any representatives, successors, or assigns of Buyer.  Any claim Seller has for damages as a result of Buyer's failure to deliver the Assets when due shall be reduced by any amount payable by Buyer pursuant to Section 2.9(a).

9.5.           Acknowledgments.  The Parties acknowledge and agree that (i) the Assets are instruments traded in a recognized market and (ii) in the absence of a generally recognized source for prices or bid or offer quotations for the Assets, Buyer may establish the source therefor in its sole discretion.

SECTION 10
CHANGE IN ASSETS

10.1           Acceleration of Termination Date Due to Change in Assets.

(a)           Upon the occurrence of a Change in Assets, Buyer shall have the right to accelerate the Termination Date upon five (5) Exchange Business Days' notice to Seller by notifying Seller of the Exchange Business Day on which such accelerated Termination Date shall occur, which date shall not be earlier than the fifth (5th) Exchange Business Day following effective notice by Buyer to Seller (hereinafter referred to as, the "Acceleration Notice", and the Exchange Business Day so designated by Buyer shall be hereinafter referred to as the "Acceleration Date").

(b)           The Acceleration Notice shall be irrevocable.  Seller shall then be obligated to pay the Repurchase Price no later than the Acceleration Date, subject to the same requirements as if such Acceleration Date were the Termination Date.  If Seller fails to timely pay the Repurchase Price, Buyer shall have no obligation to return the Assets.  The Parties agree there shall be no fee, charge, cost or diminution in the opportunity for gain or loss imposed on Seller as a result of an acceleration of the Termination Date pursuant to this Section 10.1 and no Price Differential shall accrue or be payable following payment in full of the Repurchase Price.

SECTION 11
GOVERNING LAW; JURISDICTION; NO JURY TRIAL

11.1           Governing Law, Jurisdiction and Venue.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.  Each of the Parties agree that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.2           WAIVER OF TRIAL BY JURY.  EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY'S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY'S STOCKHOLDERS OR OTHER EQUITY HOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

11.3           Process Agent.  Seller appoints Capitol Services, Inc., located at 1218 Central Ave, Suite 100, Albany, NY 12205 as its agent for service of process (the "Process Agent").  If for any reason Seller's Process Agent is unable to act as such, Seller will promptly notify Buyer and within 30 days appoint a substitute process agent acceptable to Buyer.  The parties irrevocably consent to service of process given in the manner provided for notices in Section 12.2.  Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by applicable law.

SECTION 12
NOTICES AND OTHER COMMUNICATIONS

12.1           Any notice or other communication to be given under this Agreement shall:

(a)           be in the English language, and except where expressly otherwise provided in this Agreement, shall be in writing;

(b)           may be given in any manner described in Section 12.2 below;

(c)           shall be sent to the Party to whom it is to be given at the address or number, or in accordance with the electronic messaging or e-mail details, set out herein.

12.2           Any such notice or other communications shall be deemed effective:

(a)           if in writing and delivered in person or by courier, at the time when it is delivered;

(b)           if sent by telex, at the time when the recipient's answerback is received;

(c)           if sent by facsimile transmission, at the time when the transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

(d)           if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), at the time when that mail is delivered or its delivery is attempted;

(e)           if sent by electronic messaging system, at the time that electronic message is received; or

(f)           if sent by e-mail, on the date it is delivered;

provided that, except that any notice or communication which is received, or delivery of which is attempted, after close of business on the date of receipt or attempted delivery or on a day which is not a day on which commercial banks are open for business in the place where that notice or other communication is to be given, shall be treated as given at the opening of business on the next following day which is such a day.

12.3           If –

(a)           there occurs in relation to either Party an event which gives rise to the service of a notice of an Event of Default or the exercise of remedies in respect thereof; and

(b)           the non-defaulting Party, having made reasonably practicable efforts to do so, has been unable to serve such notice by one of the methods specified in Section 12.2 (or such of those methods as are normally used by the non-defaulting Party when communicating with the defaulting Party), then the non-defaulting Party may sign a written notice (a "Special Default Notice") which:

(i)           specifies the relevant event or exercise of remedies in respect thereof referred to by paragraph which has occurred in relation to the defaulting Party;

(ii)           states that the non-defaulting Party, having made all practicable efforts to do so, has been unable to serve such notice by one of the methods specified in Section 12.2 (or such of those methods as are normally used by the non-defaulting Party when communicating with the defaulting Party);

(iii)           specifies the date on which, and the approximate time at which, the Special Default Notice is signed by the non-defaulting Party; and

(iv)           states that the event or exercise of remedies in respect thereof specified in accordance with sub-paragraph (i) above shall be treated as an Event of Default or exercise of remedies with effect from the date and time as specified.

On the signature of a Special Default Notice the relevant event or exercise of remedies in respect thereof shall be treated as effective from the date and time so specified as an Event of Default or exercise of remedies in relation to the defaulting Party, and the Special Default Notice shall be treated and accepted as an effective notice.  Any Special Default Notice should also be sent in a manner contemplated under 12.2.

12.4           All notices, demands or other communications hereunder shall be given or made in writing at the following addresses, or at such other addresses as may be designated by notice from such Party to all other Parties:

TO SELLER:	WITH A COPY TO:
Cactus Holding Company II, LLC P.O. Box 1397 Tolleson, AZ 85353 Attn: Elly Penrod Telephone: 623-907-7388 Facsimile: 602-275-6417 Email: epenrod@moyestpi.com	Scudder Law Firm, P.C., LLO 411 South 13th Street—Suite 200 Lincoln, NE 68520 Attn: Earl Scudder Telephone: 402-435-3223 Facsimile: 402-435-4239 Email: escudder@scudderlaw.com
TO BUYER:	WITH A COPY TO:

Citigroup Global Markets Limited
c/o Citigroup Global Markets Inc., as agent
390 Greenwich Street
New York, NY 10013
Attn:       Herman Hirsch,
James Heathcote and
Bradley Diener
Telephone: 212-723-7623
Email:     herman.hirsch@citi.com
james.heathcote@citi.com
bradley.diener@citi.com

Citigroup Global Markets Limited
c/o Citigroup Global Markets Inc., as agent
388 Greenwich Street, 17th Floor
New York, NY 10013
Attn: Alexia Breuvart – Equity Derivatives Legal
Telephone: 212-816-0550
Email:  alexia.breuvart@citi.com

SECTION 13
MISCELLANEOUS

13.1           Entire Agreement.  This Agreement shall supersede any existing communications, term sheets, or agreements between the Parties containing general terms and conditions for the Transaction.

13.2           Single Transaction.  Each Party acknowledges that, and has entered into this Agreement and will enter into the transaction hereunder in consideration of and in reliance upon the fact that, the sale and repurchase transaction hereunder constitutes a single business and contractual relationship and are made in consideration of each other.  Accordingly, each Party agrees: (i) to perform all of its obligations in respect to the entire transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect to the entire transaction hereunder, and (ii) that payments, deliveries and other transfers made by either of them in respect of any transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect to the entire transaction hereunder.

13.3           Severability.  If one or more provisions of this Agreement or the applicability of any such provisions to any set of circumstances shall be determined to be invalid or ineffective for any reason or compliance by either Party with such provision would be unenforceable or illegal, (i) such determination shall not affect the validity and enforceability of the remaining provisions or the applicability of the same provisions or any of the remaining provisions to other circumstances and (ii) the Parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby.

13.4           Intent.

(a)           Except to the extent required by applicable law or regulation or as otherwise agreed, Seller and Buyer agree that Transaction hereunder shall in no event be "exchange contracts" or "futures" or "options" for purposes of the rules of any securities exchange and that the Transaction hereunder shall not be governed by the buy-in or any rules of any such exchange, registered national securities association or other self-regulatory organization.

(b)           The Parties hereto agree and acknowledge that this Agreement is a "securities contract," "swap agreement," and "forward contract" as such terms are defined under Section 741(7), 101(53B), 101(25) of Title 11 of the United States Code (the "Bankruptcy Code") and Buyer is entitled in respect of this Agreement to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 556 and 561 of the Bankruptcy Code.

(c)           It is understood that this Agreement constitutes a "netting contract" as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a "covered contractual payment entitlement" or "covered contractual payment obligation", respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a "financial institution" as that term is defined in FDICIA).

SECTION 14
NON-ASSIGNABILITY AND TERMINATION

14.1           Notwithstanding any provision of this Agreement or any Transaction Document to the contrary, except with respect to amounts owing by Seller following Buyer's exercise of its remedies in connection with an Event of Default, neither Party may assign, charge or otherwise deal with (including without limitation any dealing with any interest in or the creation of any interest in) its rights or obligations under this Agreement without the prior written consent of the other Party.  Subject to the foregoing, this Agreement shall be binding upon and shall insure to the benefit of the Parties and their respective successors and assigns.

14.2           Either Party may terminate this Agreement by its terms by giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any transactions then outstanding.  All remedies hereunder shall survive termination in respect of the relevant transaction and termination of this Agreement.

SECTION 15
INDEMNITY AND LIMITATION OF LIABILITY

15.1           Seller agrees to indemnify and hold harmless Buyer, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Buyer and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, and relating to or arising out of (i) any material breach by Seller or any party to a Transaction Document (other than Buyer or Buyer's Affiliates) of any provision of this Agreement or any Transaction Document (including representations and warranties), and (ii) any violation by Seller or such a party of applicable laws or regulations, and will reimburse any Indemnified Party for all expenses (including the reasonable counsel fees and expenses of not more than one law firm) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Seller.  Seller will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from the Indemnified Party's breach of a material term of this Agreement or any Transaction Document, willful misconduct or gross negligence.  Seller also agrees that no Indemnified Party shall have any liability to Seller or any Person asserting claims on behalf of or in right of Seller in connection with or as a result of any matter referred to in this Agreement or any Transaction Document except to the extent that any losses, claims, damages, liabilities or expenses incurred by Seller result from the Indemnified Party's breach of a material term of this Agreement or any Transaction Document, or the Indemnified Party's gross negligence or willful misconduct.

15.2           Neither Party shall be liable for any special, indirect, incidental, punitive, exemplary or consequential loss or damages, including loss of revenue or profits or losses arising from its normal course of business, even if a Party has been advised of the possibility of such loss or damages or such loss or damages could have been foreseen.

15.4           Each provision of this Section operates independently and survives the termination of this Agreement and will not limit any other indemnity Seller has provided to Buyer, and any assignment or transfer pursuant to this Agreement and shall inure to the benefit of any permitted assignee of Buyer.

SECTION 16
NO WAIVERS

No expressed or implied waiver of any Event of Default by either Party shall constitute a waiver of any other Event of Default and the failure or delay in the exercise of any remedy hereunder by any Party shall not constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement or any other Transaction Document and no consent by any Party to a departure herefrom or therefrom shall be effective unless and until such modification, waiver or consent shall be in writing and duly executed by both of the Parties hereto.  The failure or delay to give any notice herein will not constitute a waiver of any right to do so at a later date.

SECTION 17
FURTHER ASSURANCES

Seller hereby agrees to execute and deliver such further instruments and documents as may be reasonably requested by Buyer in order to carry out fully the intent and accomplish the purposes of this Agreement and the transactions referred to herein. Seller agrees to take any action which Buyer may reasonably request in order to obtain and enjoy the full rights and benefits granted to Buyer by this Agreement and each other agreement, instrument and document delivered to Buyer in connection herewith.

SECTION 18
SECTION HEADINGS

The section headings used in this Agreement are for convenience of reference only and are not to affect the construction of the Agreement nor are they to be taken into consideration in interpreting, this Agreement.

SECTION 19
SURVIVAL OF AGREEMENTS

Except as herein provided, all agreements, representations and warranties made herein and in any statement delivered pursuant hereto, shall survive the execution and delivery of this Agreement or any of the Transaction Documents, and shall continue in full force and effect until the Obligations of Seller under the Transaction Documents have been paid in full.

SECTION 20
SETOFF

Any amount payable to one party (the "Payee") by the other party (the "Payer") hereunder, in circumstances where there is a defaulting Party, will, at the option of the non-defaulting Party ("X") (and without prior notice to the defaulting Party), be reduced by its set-off against any other amounts ("Other Amounts") payable by the Payee to the Payer or its Affiliates (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation).  To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects.  X will give notice to the other party of any set-off effected under this Section 20.  For this purpose, either the amount payable hereunder or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.  If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 20 will be effective to create a charge or other security interest.  This Section 20 will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

SECTION 21
NO RELIANCE

21.1           Each Party will be deemed to represent to the other Party on the date on which it enters into this Agreement that:

(a)           it is acting for its own account, and it has made its own independent decisions to enter into this Agreement and as to whether the transaction contemplated by this Agreement is appropriate or proper for it based upon its own judgment and upon advice from such advisors (including its tax, legal, accounting and regulatory advisors) as it has deemed necessary;

(b)           it is not relying on any communication (written or oral) of the other Party or its Affiliates as investment advice or as a recommendation to enter into the transaction contemplated by this Agreement, it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this transaction contemplated by this Agreement;

(c)           no communication (written or oral) received from the other Party or its Affiliates shall be deemed to be an assurance or guarantee as to the expected results of the transaction contemplated by this Agreement;

(d)           it is capable of assessing the merits of and evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the transaction contemplated by this Agreement; and

(e)           it is also capable of assuming, and assumes, the financial and other risks contemplated by this Agreement.

SECTION 22
COUNTERPARTS; AMENDMENTS

22.1           This Agreement may be executed in counterparts, each of which shall be deemed an original.

22.2           None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Parties.

(Remaining portion of page intentionally left blank)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year written below.  It is specifically agreed and understood that this Agreement shall not be binding upon the Parties until the date it is actually signed by Buyer, and that shall be the effective date of the Agreement.

SELLER:

CACTUS HOLDING COMPANY II, LLC By: Jerry And Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee of the Manager

BUYER:

CITIGROUP GLOBAL MARKETS INC., as agent for CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ James Heathcote
Authorized Signatory

[Signature page to Securities Sale and Repurchase Agreement]

BUYER:

CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Sophie Lecoq
Authorized Signatory
Sophie Lecoq
Managing Director

Back to Schedule 13D/A

[Signature page to Securities Sale and Repurchase Agreement]